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                                  EXHIBIT 99.1


                    AIRSPAN NETWORKS REQUESTS NASDAQ HEARING
                          REGARDING LISTING COMPLIANCE

BOCA RATON, Fla. - November 29, 2002 - Airspan Networks, Inc. (NASDAQ: AIRN), a leading worldwide provider of fixed broadband wireless DSL networks, announced today that it filed a request for a hearing after receiving notification from NASDAQ that the Company does not currently comply with the minimum $1.00 per share bid price requirements for continued listing on the NASDAQ National Market as set forth in NASDAQ's Marketplace Rule 4450(a)(5).

Eric Stonestrom, President and Chief Executive Officer, said, "We believe that we have strong arguments for continued listing and are hopeful that the progress we have made in recent months will be taken into consideration. As we work diligently to implement strategies to increase shareholder value and improve our financial performance, we remain focused on serving the needs of our customers. As regards our shareholders, we have initiated a four phase program to improve shareholder value: a) improvement of revenues through increased sales of our AS4000 products and introduction of the AS4020 product, b) reduction of operating expenses and conservation of the $58.3 million of cash we had as of September 30, 2002, c) acquisition of the Marconi WipLL product line to expand our target customer base and provide further revenue growth, and d) approval of a share repurchase program as previously disclosed. We believe we have ample cash for the foreseeable future and had a total of $1.57 per share net of debt on hand as of the close of the last fiscal quarter."

Today the Company submitted its request for a NASDAQ Qualifications Panel hearing to consider its continued listing. The hearing has not yet been scheduled. It is expected that Airspan's common stock will continue to be traded on the NASDAQ National Market pending a final decision by the NASDAQ Qualifications Panel.

About Airspan Networks
Airspan Networks provides wireless DSL systems and solutions to both licensed and unlicensed operators around the world in frequency bands between 900 MHz to 4 GHz, including both PCS and 3.5GHz. The company has deployments with more than 102 operators in more than 57 countries. Airspan's systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan's systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan's main operations are based in Uxbridge, United Kingdom with a WipLL product research and development facility in Lod, Israel, employing approximately 60 people. More information on Airspan can be found at http://www.airspan.com.

For media inquiries, contact:
Airspan Networks:
Al Quintana
Senior Director, Marketing Communications
Tel: +1 561 893-8683
Fax: +1 561 893-8671
Email:aquintana@airspan.com

For Investment inquiries, contact:
Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com